Exhibit 10.1

David W. Norgard Vice President, Human Resources 3 Giralda Farms Madison, New Jersey 07940 Phone: 973-520-2926 Cell: 201-240-4354

April 3, 2012

Stephen H. Rusckowski

Re:	Employment Terms

Dear Stephen:

On behalf of Quest Diagnostics Incorporated (the “Company”), I am pleased to offer you employment with the Company on the terms of this letter agreement set forth below (“Agreement”).  This offer is irrevocable and will remain open for your acceptance, by your signature on the last page hereof and delivery to me, until April 9, 2012 at 5:00 p.m. (Eastern Time). This Agreement will become effective upon your execution and receipt by the Company.

1.           Commencement Date; Term of Employment.  The term of this Agreement and your employment with the Company under this Agreement will commence on July 2, 2012 or such earlier date as the Board of Directors of the Company (the “Board”) and you may agree (“Commencement Date”) and, subject to earlier termination as provided in Section 11 hereof, the term of this Agreement will end on December 31, 2015; provided, however, that, the term will be automatically extended (subject to Section 11) for successive additional one (1)-year periods unless, at least six (6) months prior to the end of such initial term or any applicable one (1)-year extended term, the Company or you have notified the other in writing that the term of this Agreement will expire on the last day thereof.  For all purposes hereunder, the initial term, as may be so extended, is the “Term”.  Any employment after the date of expiration of the Term will be at-will.

2.           Position; Principal Place Of Employment. You will be employed as the President and Chief Executive Officer of the Company, reporting to the Board.  Your principal place of employment will be at the Company’s headquarters in Madison, New Jersey.

3.           Board Membership.  The Board will take such action as may be necessary to appoint or elect you as a member of the Board effective on your Commencement Date.  Thereafter, during the Term, the Board will nominate you for re-election as a member of the Board as and when your term as a director otherwise would expire.  You agree to serve without additional compensation as an officer and director of any of the Company’s subsidiaries.

4.           Base Salary.  You will be paid a base salary at an annual rate of $1,050,000, payable in accordance with the regular payroll practices of the Company.  Your base salary will be reviewed annually by the Board (or a committee thereof) for increase in the sole discretion of the Board (or committee), and once increased will not be decreased except for any proportionate reduction applicable to all senior executives of the Company.  For all purposes under this Agreement, your “Base Salary” is the amount then applicable under this Section 4.

5.           Annual Incentive.  For each fiscal year during your employment with the Company hereunder, you will be eligible to participate in the Company’s Senior Management Incentive Plan (the “SMIP”) and all other annual cash and equity incentive compensation plans and programs generally applicable to the Company’s senior executives.

Mr. Stephen H. Rusckowski
April 3, 2012

You will have the opportunity to earn a target SMIP incentive, measured against criteria to be determined by the Board (or a committee thereof), of 130% of your Base Salary (the “Target SMIP Incentive”); provided, your FY 2012 annual incentive will be no less than your Target SMIP Incentive (based on a full year of Base Salary).

6.             Long-Term Incentive Compensation.

(a)           You will be eligible to participate in the Company’s Employee Long-Term Incentive Plan (the “LTIP”) and any other long-term incentive plans and programs for the Company’s senior executives at a level commensurate with your position.  You will be entitled to annual long-term incentive awards at the time granted to senior executives during FY 2013 and thereafter.  All such awards will be determined and granted in the sole discretion of the Board (or a committee thereof).

(b)           On the Commencement Date, you will be granted a long-term incentive award under the LTIP having a grant value of $6,700,000, allocated $2,680,000 (40%) to stock options, $1,340,000 (20%) to time-vested restricted stock units and $2,680,000 (40%) to performance shares.  The award will be subject to the same terms and conditions (including performance goals under the performance shares) and will be set forth in an equity award agreement that is substantially similar to annual long-term incentive awards granted under the LTIP in 2012 to other senior executives.

(c)           On the Commencement Date, you will be granted an award of performance shares under the LTIP having a target grant value equal to the product of (i) $2,680,000 multiplied by (ii) the fraction the numerator of which is the number of whole or partial months from the Commencement Date to December 31, 2012 and the denominator of which is thirty-six (36), which award will be subject to the same terms and conditions (including performance goals) and will be set forth in an equity award agreement that is substantially similar to the annual award of performance shares granted under the LTIP in 2010 to other senior executives.

(d)           On the Commencement Date, you will be granted an award of performance shares under the LTIP having a target grant value equal to the product of (i) $2,680,000 multiplied by (ii) the fraction the numerator of which is the number of whole or partial months from the Commencement Date to December 31, 2013 and the denominator of which is thirty-six (36), which award will be subject to the same terms and conditions (including performance goals) and will be set forth in an equity award agreement that is substantially similar to the annual award of performance shares granted under the LTIP in 2011 to other senior executives.

7.           Buy-Out Awards.  To compensate you for certain forfeitures incurred in connection with the termination of your employment with your immediately preceding employer and as a sign-on inducement:

Mr. Stephen H. Rusckowski
April 3, 2012

(a)           On the Commencement Date, you will be granted an award of 20,000 restricted stock units in the form of award attached hereto as Exhibit A; and

(b)           Not later than 30 days following the Commencement Date, the Company will pay you a cash lump sum in the amount of $500,000 (less applicable withholding taxes); provided, in the event that you voluntarily terminate your employment without Good Reason or the Company terminates your employment for Cause (each such term as defined below) at any time prior to the first anniversary of the Commencement Date, you shall refund the full pre-tax amount of that payment to the Company within 30 days after such termination.

8.           Employee Benefits; Vacation; Policies. You will be entitled to participate in all employee benefit plans and perquisites that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with your position. You will be entitled to annual paid vacation in accordance with the Company’s time off policy applicable to senior executives (which provides 20 days paid time off in your first year of employment).  To ensure your accessibility, safety and productivity during the Term, the Company will reimburse you for the costs of an executive driver for business purposes (including transportation between your residence and the Company’s offices).  Not later than the last day of the initial term set forth in Section 1, you will be required to attain the guideline shareholding (currently 100,000 shares) under the Company policies  in effect from time to time regarding the acquisition and retention of shares of Company stock.  You shall at all times during your employment be subject to the Company policies in effect from time to time regarding engaging in transactions in Company stock.

9.           Relocation.  You will relocate to the vicinity of the Company’s headquarters within a time frame mutually agreed upon between you and the Board.  You will be entitled to relocation benefits in accordance with the Company’s Tier IV relocation policy, with such changes and adjustments appropriate for a Chief Executive Officer as determined by the Board in its discretion; provided, that temporary housing under the Tier IV relocation policy will be extended to up to 180 days.

10.           Restrictive Covenant Agreement; Non-Disparagement.

(a)           On your Commencement Date, you and the Company will enter into a standard form of Company Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) which includes provisions relating to confidentiality, two (2)-year post-employment non-competition, customer non-solicitation and employee non-solicitation restrictions, and ownership of inventions.

(b)           We agree neither the Company nor you will in any manner disparage the other party, or make or solicit any comments, statements or the like to the media or to others that are derogatory or detrimental to their good name or business reputation.  For such purposes, however, the obligations of the Company shall apply only respecting such conduct by its officers and directors or any authorized public statement made in the name of the Company.  The covenants under this Section 10(b) shall not prohibit any party from giving truthful testimony under oath in any legal or administrative proceeding or arbitration.

Mr. Stephen H. Rusckowski
April 3, 2012

11.           Termination.

(a)           Your employment may be terminated by either party at any time, and will terminate on the first of the following to occur of your death, Disability, involuntary termination by the Company for Cause, involuntary termination by the Company without Cause, voluntary termination by you for Good Reason or voluntary termination by you without Good Reason.  You shall not voluntarily terminate your employment without giving the Company at least thirty (30) days’ prior notice, and during such thirty (30)-day period shall assist the Company, as and to the extent reasonably requested by the Company, to effect an orderly transition of your duties and responsibilities to the Company.

(b)           During the Term, you will participate in the Company’s Executive Officer Severance Plan as such plan may be in effect from time to time (“EOSP”), and for purposes of Section 4 and Section 5 (other than Section 5(d)) of which you will be regarded as a participant designated on Schedule A; provided, however, that, during the Term: (i) any amendment of the EOSP adverse to you (other than any amendment applicable to all participants of the form and timing of any severance payments that may become due thereunder), and without your prior written consent, will be disregarded; (ii)  in the event of your Qualifying Termination, you also will be entitled to a pro rata annual bonus for the fiscal year in which the termination occurs in an amount (if any), based upon actual performance under the SMIP had your employment continued through the last day of the fiscal year, multiplied by the fraction the numerator of which is the number of days employed during the fiscal year through the date of termination and the denominator of which is 365; (iii) a “Qualifying Termination” as provided in the EOSP will also mean a termination of your employment by you, occurring prior to a Change of Control, for Good Reason; (iv) for any such Qualifying Termination that does not occur during the Termination Period, the term “Good Reason” will have the meaning defined on the Attachment attached hereto and not as defined under the EOSP.   The definitions of the following terms will have the meaning as defined in the EOSP: “Cause”, “Disability”, “Change of Control”, “Qualifying Termination” (except as modified above), “Termination Period”, and “Good Reason” as the definition of Good Reason applies to a Qualifying Termination occurring during the Termination Period.  In accordance with the EOSP, your entitlement to severance benefits thereunder (and as provided in this Agreement) will be subject to your providing a release of claims as provided therein.  Your entitlement (and continuing entitlement) to severance benefits thereunder will also be subject to (x) your delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans in which you are then serving and (y) your compliance with all post-termination obligations under the Restrictive Covenant Agreement.  Except as otherwise provided in this Agreement, any termination payments made and benefits provided under this Agreement to you, including pursuant to this Section 11(b) and the EOSP thereunder, shall be in lieu of any other termination or severance payments or benefits for which you may be eligible under any of the plans, practices, policies or programs of the Company or its affiliates.  All benefits, including,

Mr. Stephen H. Rusckowski
April 3, 2012

without limitation, stock options, restricted stock units, performance shares and other awards under the Company’s long-term incentive programs will be subject to the terms and conditions of the plan, arrangement or agreement under which such benefits accrue, are granted or are awarded.

(c)           In the event that you receive any benefits from the Company under the EOSP, then, during the period of 36 months following the date that the termination of your employment became effective, you , upon request by the Company:

(i)           Will consult with one or more of the executive officers concerning the business and affairs of the Company for not to exceed four hours in any month at times and places selected by you as being convenient to him, all without compensation other than what is provided for under the EOSP; and

(ii)           Will testify as a witness on behalf of the Company in any legal proceedings involving the Company which arise out of events or circumstances that occurred or existed prior to the date that the termination of your employment became effective (except for any such proceedings relating to this Agreement), without compensation other than what is provided for under the EOSP; provided, that all out-of-pocket expenses you incur in connection with serving as a witness will be paid by the Company.

You will not be required to perform your obligations under this Section 11(c) if and so long as the Company is in default with respect to performance of any of its obligations under this Agreement.

12.           Reduction of Payments in Certain Circumstances.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event that the Company’s independent auditors or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) determine that receipt of any payment or distribution by the Company or affiliates in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject you to the excise tax under Section 4999 of the Internal Revenue Code of 1986 (“Code”), the Accounting Firm will determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (including pursuant to the EOSP and under any annual or long-term incentive award (collectively and selectively, the “Agreement Payments”) to the Reduced Amount (as defined below).  The Agreement Payments will be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if your Agreement Payments were reduced to the Reduced Amount.  If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if your Agreement Payments were so reduced, you will receive all Agreement Payments to which you are entitled under this Agreement or otherwise.  For purposes of this Section 12, (i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the

Mr. Stephen H. Rusckowski
April 3, 2012

imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to this Section 12(a); and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).

(b)           If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company will promptly give you notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 12 shall be binding upon the Company and you and will be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of any termination of your employment.  For purposes of reducing the Agreement Payments to the Reduced Amount, the reduction will be made by reducing the payments and benefits in the following order:  (i) payments due under the EOSP, (ii) payments due in respect of restricted stock units under any affected long-term incentive award, (iii) payments due in respect of performance shares under any affected long-term incentive award, and (iv) the forfeiture of such portion of any stock options constituting an “excess parachute payment” under Section 280G of the Code.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)           As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of you pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall, except to the extent that it would cause a violation of the Sarbanes–Oxley Act of 2002, pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount will be payable by you to the Company if and to the extent such payment would not either reduce the amount on which you is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of you together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

Mr. Stephen H. Rusckowski
April 3, 2012

13.           Arbitration.

(a)           Excepting any claim for benefits under the EOSP or any other employee benefit plan in which you are a participant (which claims shall be determined in accordance with the terms of such plan), to the fullest extent permitted by law, all claims that you may have against Company or which Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in the state of New Jersey.  The arbitration will be held pursuant to the rules of the American Arbitration Association (applicable to commercial disputes).  The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.  Each party shall bear its own fees and expenses in connection with any such arbitration.

(b)           Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.  Either party may bring an action in a New Jersey court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of the Restrictive Covenant Agreement), seek a temporary restraining order or injunction in a New jersey court restraining breach pending a determination on the merits by the arbitrator.

(c)           THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

14.           Indemnification; Liability Insurance.  The Company agrees to indemnify you (including advance of expenses) and hold you harmless to the fullest extent permitted by the certificate of incorporation and by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your performance of your duties and obligations with the Company in good faith and with a reasonable belief that such performance was in, and not opposed to, the best interests of the Company.  The Company will cover you as an insured, during your employment and service as a member of the Board and at all times thereafter during which you may be subject to any liability for which you may be indemnified above, to the extent of any contract of officers and directors liability insurance of the Company that insures members of the Board.

15.           Forfeiture; Recoupment of Incentive Compensation.  All annual, long-term and other incentive compensation hereunder or pursuant to any plan, program or other agreement in which you are a participant or a party shall be subject to cancellation, forfeiture and recoupment by the Company, and shall be repaid by you to the Company, to the extent required by law, regulation or stock exchange listing requirement, or as may be required pursuant to any Company policy adopted pursuant thereto.

Mr. Stephen H. Rusckowski
April 3, 2012

16.           Your Representations; Pre-Employment Conditions.

(a)           You represent and warrant that your entering into this Agreement and your employment with the Company will not be in breach of any agreement with any current or former employer and that you are not subject to any other restrictions on solicitation of clients or customers or competing against another entity except general confidentiality requirements.  You understand that the Company has relied on this representation in entering into this Agreement.

(b)           The Company’s offer of employment is contingent upon your satisfactory completion of a customary background check, drug screening and legally-required verification of your authorization to work in the United States.

17.           Attorneys Fees.  The Company will reimburse you for the reasonable attorneys fees you incur in connection with the negotiation and documentation of this agreement in an amount not to exceed $25,000.

18.           Clawback.  In addition to any compensation recovery (clawback) which may be required by law and regulation, you acknowledge and agree that any performance-based or other incentive-based compensation paid or awarded to you in connection with your employment with the Company may be subject to recovery by the Company pursuant to any requirements set forth in Company corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time.

19.           Section 409A.  Anything in this Agreement to the contrary notwithstanding:

(a)           It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.

(b)           To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided, that, this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to you no later than the end of your taxable year next following your taxable year in which you remit the related taxes.

Mr. Stephen H. Rusckowski
April 3, 2012

(c)           If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(d)           Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)           To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable in either of two taxable years for you, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date within seven (7) days after the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

20.           Miscellaneous.

(a)           Notices.  Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be in writing and (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same-day local courier service, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 19(a):

Mr. Stephen H. Rusckowski
April 3, 2012

If to the Company:

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, NJ 07940
Attention:  General Counsel

If to you:          At the most recent address on file at the Company

Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt.  Mailed notices are deemed given three business days after mailing.

(b)           Survival.  Upon the expiration or other termination of this Agreement or of your employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

(c)           Entire Agreement; Amendments; No Waiver.  This Agreement supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof.  If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply.  No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company.  Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

(d)           Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns.  You may not assign or transfer to others the obligation to perform your duties hereunder.  The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to you of a written assumption of this Agreement.

(e)           Counterparts.  This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument.  This Agreement may be executed by a signature delivered by facsimile or in e-mail/PDF or other electronic format.

[Signatures are on the following page]

Mr. Stephen H. Rusckowski
April 3, 2012

On behalf of the Company, I am excited to offer you employment with the Company and look forward to a mutually rewarding relationship.

Sincerely,

/s/ David Norgard

David Norgard
Vice President, Human Resources

Agreed and Accepted:

/s/ Stephen H. Rusckowski

Dated: April 9, 2012

Mr. Stephen H. Rusckowski
April 3, 2012

ATTACHMENT

“Good Reason” means the occurrence of one or more of the following circumstances, without your express written consent, in which notice is given by you and which circumstance(s) are not remedied by the Company, as provided below:

(i)
any material change in your duties, responsibilities or status (including reporting responsibilities) that is inconsistent in any material and adverse respect with your position(s), duties, responsibilities or authority with the Company (including any material and adverse diminution of such duties or responsibilities);

(ii)	any failure of the Board to re-nominate you as a Board director;

(iii)
a material reduction by the Company in your aggregate rate of Base Salary (other than reductions applicable to senior officers on a proportionate basis) and annual incentive bonus opportunity under the SMIP;

(iv)
the Company’s requiring you to be based at any office or location more than fifty (50) miles from the office where you are located on the Commencement Date and as a result causing your commute from your residence to the new location to increase by more than fifty (50) miles; or

(v)	the failure of the Company to obtain the assumption of the Company’s obligations hereunder from any successor as contemplated in Section 11(b) of the EOSP.

Notwithstanding the foregoing, an isolated, insubstantial and inadvertent action taken in good faith shall not constitute Good Reason if remedied by the Company within thirty (30) days after receipt of written notice thereof given by you to the Company describing in reasonable detail the Good Reason Event claimed. Your right to terminate employment for Good Reason shall not be affected by your incapacities due to mental or physical illness and your continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason. You may terminate your employment for a “Good Reason” event that is not reasonably remedied by the Company provided that you shall have delivered a notice of termination within ninety (90) days after your obtaining knowledge of the event giving rise to such termination.